EXHIBIT 10.28



                         REAL ESTATE PURCHASE AGREEMENT


                               by and between

                          CRESCENT RESOURCES, INC.,
                        a South Carolina corporation
                               as Purchaser





                                    and





                         TROUT CREEK PROPERTIES LLC
                    a Delaware Limited Liability Company
                                as Seller


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                        TABLE OF CONTENTS
                        -----------------


1.       Purchase and Sale of the Premises                           1


2.       Deposit                                                     2


3.       Investigation Period                                        2


4.       Delivery of Documents                                       2


5.       Tests and Engineering Studies                               3


6.       Conditions Precedent                                        3


7.       Closing and Possession                                      5


8.       Title Insurance and Survey                                  7

9.       Taxes and Assessments                                       8


10.      Real Estate Commissions                                     9


11.      Eminent Domain                                              9


12.      Representations, Warranties and Covenants of Seller        10


13.      "As Is" Sale                                               10


14.      Assignability                                              11


15.      Signage                                                    11


16.      Default                                                    12


17.      Purchaser's Covenants                                      12


18.      Effective Date                                             12


19.      Notices                                                    13


20.      Successors and Assigns                                     14


21.      Construction of Agreement                                  14


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22.      Mediation                                                  14


23.      Entire Agreement                                           14


24.      Invalidity                                                 14


25.      Counterparts                                               14


26.      Non-Business Day                                           14


27.      Time of the Essence                                        15


28.      Duration of Offer                                          15


29.      Attorneys' Fees                                            15


30.      Architectural Approval                                     15


31.      CDD Disclosure                                             15

32.      State Road 56 Right of Way                                 15


33.      Merger of Claims                                           16


34.      Memorandum of Agreement                                    16


35.      Section 1031 Exchange                                      17



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                            REAL ESTATE PURCHASE AGREEMENT

          This Real Estate Purchase Agreement (hereinafter the "Agreement") is made and entered into by and between CRESCENT RESOURCES, INC., a South Carolina corporation, whose address is 400 South Tryon Street, Suite 1300, P.O. Box 1003, Charlotte, North Carolina 28201-1003 (hereinafter referred to as "Purchaser") and TROUT CREEK PROPERTIES LLC, a Delaware limited liability company, whose address is c/o B. F. Enterprises, Inc., 100 Bush Street #1250, San Francisco, California 94104 (hereinafter referred to as "Seller").

                                   WITNESSETH:

          WHEREAS, Seller is the owner in fee simple of certain real property situated in the County of Pasco in the State of Florida, such real property being approximately 41.6 acres, all located in a residential community commonly referred to as "Meadow Pointe," and being more fully described in Exhibit "A" attached hereto and made a part hereof (said real property and all rights appurtenances and hereditaments appertaining thereto, shall hereinafter be referred to as the "Premises"); and

          WHEREAS, the Premises is governed by the Development of Regional Impact Development Order, Pasco County Resolution 90-32, as amended, and MPUD Rezoning #1505, as amended (collectively referred to herein as the "DRI"); and

          WHEREAS, Purchaser intends to develop the Premises for a maximum of 446,900 square feet of commercial uses in accordance with the site plan prepared by BHI, a Florida corporation, under Job No. 000128E, and submitted for approval to the County of Pasco in August, 2000, as it may be amended from time to time with the approval of Seller (the "Site Plan") and in accordance with the existing DRI entitlements ("The Proposed Development"); and

          WHEREAS, Seller desires to sell said Premises to Purchaser, and Purchaser desires to purchase the same from Seller, in accordance with the terms and conditions of this Agreement.

          NOW THEREFORE, in consideration of the premises, which shall be deemed an integral part of this Agreement and not mere recitals hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller (the "Parties") agree as follows:

          1. Purchase and Sale of the Premises: Seller hereby agrees to sell and convey the Premises to Purchaser, and Purchaser hereby agrees to purchase the Premises from Seller. The Purchase Price for the Premises shall be Ten Million Five Hundred Thousand and No/lOOths Dollars (U.S. $10,500,000.00) (subject to adjustment as provided in paragraph 7, below), which shall be payable by wire transfer of immediately available funds to the account of the Escrow Agent, as the term is hereinafter defined, no later than 1:00 p.m., on the date of Closing, subject to such additional costs, credits, prorations and payoffs as are set forth herein. In addition to the Purchase Price stated above, Purchaser shall, at Closing, assume all obligations of Seller to pay the CDD bond


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indebtedness which constitutes a lien against the Premises and all CDD maintenance and other CDD assessments against the Premises as referenced in paragraph 31, below (the "CDD Indebtedness"), which relate to the period from and after the Closing.

         2. Deposit: On or before two (2) days after the Effective Date of this Agreement, Purchaser shall deliver to Salem, Saxon & Nielsen, P.A., at its offices at Bank of America Plaza, 101 E. Kennedy Blvd., Suite 3200, Tampa, Florida 33602 ("Escrow Agent"), the sum of Two Hundred Fifty Thousand and No/100ths Dollars (U.S. $250,000.00) (the "Escrow Deposit"). The Escrow Deposit shall be delivered by wire transfer of immediately available funds in accordance with wiring instructions provided by Escrow Agent. The Escrow Deposit shall be deposited by Escrow Agent in an interest bearing account established at a federally insured banking institution as selected by Escrow Agent. The Escrow Deposit, and all interest earned thereon, shall be held and disbursed as specifically provided in this Agreement and shall be credited against the purchase price due at Closing. Notwithstanding the foregoing, Purchaser may elect at Closing to have the Escrow Deposit refunded to Purchaser rather than applied to the Purchase Price so long as Purchaser completes payment of the full Purchase Price by providing funds from an alternate source at Closing to replace the Escrow Deposit.

         3. Investigation Period: Purchaser shall have until 5:00 p.m. local time in Tampa, Florida on February 2, 2001 (the "Investigation Period") to conduct examinations of the Premises. During the Investigation Period, Purchaser may examine the Premises and conduct such feasibility and physical examinations as Purchaser deems necessary to determine the suitability of the Premises for The Proposed Development. The investigations by Purchaser may include soils testing, environmental assessment, wetlands review, determination of availability of permits, status of zoning, review of development documents and of covenants, conditions and restrictions. During the Investigation Period, for any reason, or for no reason, in the sole discretion of Purchaser, Purchaser may notify Seller in writing that Purchaser is terminating this Agreement, in which event the Escrow Deposit previously delivered to Escrow Agent, together with all interest earned thereon, shall be returned to Purchaser upon demand; Purchaser shall return the Premises to its condition as of the Effective Date; Purchaser shall deliver to Seller any and all information provided by Seller to Purchaser as well as all surveys, soil tests, engineering reports, site plans, feasibility studies, governmental applications and approvals and like items pertaining to the Premises which Purchaser has produced or has had produced by the third parties during the pendency of this Agreement (the "Studies"); and thereafter this Agreement shall be deemed terminated and the parties shall have no further obligations or liabilities hereunder except those obligations and liabilities which survive the closing as specified herein.

           4. Delivery of Documents: Promptly after the Effective Date, Seller shall make available to Purchaser copies of the following documents and materials relating to the Premises that Seller has in its possession:

                  (a) Development of Regional Impact Development Order, Pasco
                      County Resolution 90-32, with all applicable amendments;

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                  (b)  MPUD Rezoning No. 1505, with all applicable amendments;
                  (c)  Most recent title policy affecting the Premises, if any;

                  (d) Documentation relating to the Community Development District, as set forth in paragraph 31, below;

                  (e)  Most recent survey sketch affecting the Premises;

                  (f)  All leases currently encumbering the Premises, if any;
                       and

                  (g) All engineering plans, drawings, surveys, soil tests, and traffic studies which Seller has in its possession relating to the Premises.

         5. Tests and Engineering Studies: During the entire period that this Agreement is in effect, Purchaser shall, without cost or expense to Seller, have the right to enter upon the Premises for the purpose of surveying, inspecting, making temporary minor excavations (to be refilled by Purchaser as promptly as the same shall have served their purpose), test borings and other purposes required by Purchaser to enable Purchaser to gain information to complete The Proposed Development on the Premises. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any and all claims, obligations, liabilities, losses, damages and costs of any kind, including attorneys' fees, that may be incurred as a result of or in connection with use or occupancy of the Premises prior to Closing by Purchaser, its employees, agents, servants, contractors and representatives. After completion of any inspections or tests, Purchaser, at its sole cost, shall restore the Premises disturbed by such inspection, tests and surveys to its prior condition. All costs in connection with said activities shall be paid by Purchaser. The provisions of this paragraph 5 shall survive the closing of this Agreement.

         6. Conditions Precedent: Purchaser's obligation to close this transaction is contingent upon satisfaction or waiver of the following Conditions Precedent:

                  (a) Seller has applied to the Southwest Florida Water Management District ("SWFWMD") and to the Army Corps of Engineers ("ACOE") for permits to remove wetlands on the Premises and to excavate fill material from the Premises for use thereon to achieve upland elevations equal to the subgrade of the parking lot, all in accordance with the plans attached hereto as Exhibit "B" (the "SWFWMD Plans"). Seller shall attempt to obtain the SWFWMD permit and the ACOE permit prior to the expiration of the Investigation Period. Purchaser's obligation to close hereunder shall be conditioned upon the issuance of the SWFWMD permit and the ACOE permit to implement the SWFWMD Plans and permit The Proposed Development, as those plans may be amended from time to time subject to approval by Seller during the Investigation Period, with written notice of such amendments being given to Purchaser, and subject to approval by Purchaser and Seller after expiration of the Inspection Period.

                  Seller hereby acknowledges and agrees that it shall be responsible for performing all off-site mitigation work associated with The Proposed Development and the issuance of the SWFWMD permit and the ACOE permit in compliance with the rules and regulations of SWFWMD, ACOE and all other

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governmental agencies having jurisdiction over the development of the Premises.
In addition, Seller hereby agrees to provide, at Seller's sole cost and expense, the off-site mitigation area necessary to obtain the SWFWMD and ACOE permits for The Proposed Development, and shall execute such documents necessary to evidence the Purchaser's rights to utilize the mitigation area for off-site mitigation necessary for The Proposed Development. Notwithstanding the foregoing, the Parties agree that the maximum number of acres of wetlands contained on the Premises which will be impacted by The Proposed Development and for which Seller shall be required to mitigate offsite shall not exceed that number contained in the SWFWMD permit application (i.e., 7.12 acres). The Parties further acknowledge that Seller has offered in its permit application to SWFWMD, as a part of its compensation plan for wetland impacts on the Premises, to grant to SWFWMD a conservation easement pursuant to Section 704.06, Florida Statutes, over 2.18 acres of existing wetlands and .72 acres of upland area located in the northeast corner of the Premises and labeled "Preserve 2.9AC" on the SWFWMD Plans. The Parties agree that such conservation easement shall be deemed and considered a Permitted Exception pursuant to Paragraph 8, below, and Purchaser agrees, at or after Closing, to join in the execution of such documents as may be reasonably required to effectuate the grant of such conservation easement.

                  The processing of the application for SWFWMD permit, the ACOE permit and the approval of the Site Plan shall be performed by the law firm of Salem, Saxon & Nielsen, P.A. Seller and Purchaser agree to fully cooperate with each other in order to expedite the processing of the permit applications and the submittal of all documents required by SWFWMD, ACOE, Pasco County and all other governmental authorities and agencies.

                  (b) The title insurance shall have been issued and "marked down" through Closing, subject only to the Permitted Exceptions.

                  (c) The physical and environmental condition of the Premises shall not have materially changed from the Effective Date, ordinary wear and tear excepted.

                  (d) Anything contained herein to the contrary notwithstanding, Purchaser acknowledges and agrees that the existing DRI entitlements applicable to the Premises, shall be utilized only on the Premises, and that Purchaser shall not sell or convey any of the DRI entitlements to any other party. In the event that Purchaser has not developed the maximum of 446,900 square feet of commercial uses on the Premises within five (5) years following the date of closing, then the DRI entitlements related to the remaining undeveloped square footage of commercial uses shall automatically revert to Seller and may be utilized by Seller in its discretion. Purchaser shall execute such documentation as may be requested by Seller to evidence the transfer of the entitlements to Seller. The terms of this subparagraph (d) shall be included in the Memorandum of Agreement described below.

                  (e) The Proposed Development shall be lawful under all applicable land use, site plan, zoning, platting and subdivision laws and regulations (including without limitation the delineation of all contemplated outparcels in such development, if any); and all utilities necessary for the construction and operation of such retail development shall be available with adequate capacity to the boundary of the Premises.

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         7.       Closing and Possession:


                  (a) The closing of this transaction (the "Closing") shall occur on or before March 31, 2001 (the "Closing Date"), unless the Closing Date is extended as hereinafter provided. Purchaser may elect to extend the Closing Date until on or before September 30, 2001, by (i) giving written notice of such election to Seller, and (ii) paying to Seller an extension fee of One Hundred Thousand and No/100ths Dollars (U.S. $100,000.00) (the "Extension Fee"). In order to be effective, the said written notice and the Extension Fee must be received by Seller prior to 5:00 p.m. EST on March 31, 2001. The Extension Fee, once paid, shall be non-refundable to Purchaser and shall not be applicable to the purchase price for the Premises. The previous provisions to the contrary notwithstanding, in the event that any or all of the Conditions Precedent set forth in paragraph 6, above, have not been satisfied or waived by Purchaser on or before March 31, 2001, unless extended by mutual agreement of Seller and Purchaser, either party may elect in writing to terminate this Agreement, in which event the Escrow Deposit shall be immediately delivered to Purchaser by Escrow Agent and, upon the making of such delivery, neither party shall have any further claim against the other by reason of this Agreement. The Closing shall take place at the offices of Salem, Saxon & Nielsen, P.A., Bank of America Plaza, 101 East Kennedy Boulevard, Suite 3200, Tampa, Florida.

                  (b) In the event that Purchaser elects to extend the Closing Date as allowed in subparagraph (a), above, and the Closing occurs after April 30, 2001, then the purchase price for the Premises as set forth in paragraph 1, above, shall be adjusted as follows:

            Closing Date                       Adjusted Purchase Price

     If closed on or before 5/31/01                 $10,600,000.00
     If closed on or before 6/30/01                 $10,700,000.00
     If closed on or before 7/31/01                 $10,800,000.00
     If closed on or before 8/31/01                 $10,900,000.00
     If closed on or before 9/30/01                 $11,000,000.00


In the event that Purchaser has extended the Closing Date as allowed in subparagraph (a), above, the Closing shall be held on a date (on or before September 30, 2001), specified by Purchaser in a written notice given by Purchaser to Seller (the "Extended Closing Date"), which Extended Closing Date shall not be less than five (5) days after the date upon which such notice is given.

                  (c) In order to ensure the timely completion of the Closing and funding by Purchaser of the Purchase Price no later than 1:00 p.m. on the Closing Date or the Extended Closing Date, if applicable, the Seller and the Purchaser shall conclude the final preparation and execution of all documents required for the Closing of the transaction contemplated hereunder on the business day immediately preceding the date of Closing. All such fully executed closing documents shall have an effective date of the date of Closing and all such documents shall be held in escrow by the Escrow Agent until such time as Purchaser completes the funding of the payment of the Purchase Price, to be completed no later than 1:00 p.m. on the date of Closing.

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       (d) Documents to be Delivered by Seller at Closing. At the time of
Closing, the Seller shall execute and deliver or cause to be delivered to Purchaser executed originals of the following documents, in form and substance to be agreed upon by the parties prior to the expiration of the Investigation
Period:

           (i) A special warranty deed conveying fee simple title to the Premises to Purchaser subject only to the Permitted Exceptions (the "Deed").

           (ii)     Affidavit of No Liens as required by the Title Insurance
Company,

           (iii) Affidavit in compliance with the Foreign Investment in Real Property Tax Act of 1980, as amended, affirming that the Seller is not a "foreign person" as defined by the Internal Revenue Code.

           (iv) Originals of all leases (and amendments thereto) covering any portion of the Premises, and an assignment of Seller's rights under those leases to Purchaser.

           (v) An assignment to Purchaser of any existing and assignable guaranties and warranties issued in connection with the construction, improvement, alteration and repair of the improvements located on the Premises, together with the original of each such guaranty and warranty, if any,

           (vi) Any and all county and state permits, approvals or licenses necessary for the use and/or occupancy of the Premises and the improvements thereon, and an assignment of Seller's rights under those permits, approvals or licenses to Purchaser.

           (vii) Letters, in the form and content reasonably acceptable to Purchaser and Seller, evidencing the termination of all agricultural leases, maintenance agreements or other contracts, with respect to the Premises, except for those which Purchaser has elected to assume in writing.

           (viii) In the event any mortgage or lien encumbers the Premises, Seller shall provide to Purchaser, prior to Closing, an estoppel certificate and/or payoff letter from such mortgagee or lien holder stating the present unpaid balance of the lien, including accrued interest to the proposed date of Closing, and the amount required to satisfy and release the lien as of the proposed Closing date.

           (ix) An assignment to Purchaser of development rights under the DRI to develop The Proposed Development on the Premises.

           (x) Closing statements and such other documents as may be required to be executed and delivered to complete the transaction contemplated hereunder.

       (e) Documents to be Delivered by Purchaser at Closing. At the time of Closing, Purchaser shall execute and deliver or cause to be delivered to Seller, in addition to the purchase funds, executed originals of Closing

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statements, such documents as may be required by the Title Insurance Company and this Agreement to be executed and delivered to complete the transaction contemplated hereunder, and an agreement to assume the CDD Indebtedness which assumption agreement shall be in such form as agreed between the Parties prior to the expiration of the Inspection Period.


                  (f)    Closing Costs.
                         -------------

                           (i)   Seller:  Seller will pay all costs of
(i) documentary stamp tax on the deed; (ii) preparation and recordation of any instruments necessary to correct title; (iii) credits, prorations and other costs as described herein; and (iv) Seller's attorney's fees.

                           (ii)  Purchaser:  Purchaser  will pay all costs of
(i) recording the Deed; (ii) all costs, including documentary stamps and intangible tax on any promissory note and mortgage, if any, that may be obtained from a third party; (iii) title insurance; (iv) credits, prorations and other costs as described herein; and (v) Purchaser's attorneys' fees.

         8.     Title Insurance and Survey:
                ------------------------------

                  (a) On or before thirty (30) days following the Effective Date, Purchaser shall obtain a title insurance commitment (the "Commitment") committing Chicago Title Insurance Company or another title insurance company acceptable to Purchaser and Seller (the "Title Insurance Company") to insure Purchaser's title to the Premises, together with copies of all documents listed in the Commitment as exceptions. Purchaser shall deliver a copy of the Commitment to Seller upon receipt. The Commitment and resulting owner's title insurance policy (the "Policy") shall be in the amount of the Purchase Price. The Commitment and Policy shall be in an ALTA standard form as currently authorized and approved by the Insurance Commissioner of the State of Florida.

                  (b) On or before thirty (30) days following the Effective Date, Purchaser shall obtain an ALTA/ACSM survey of the Premises certified by a registered Florida surveyor ("Survey"). If the Survey shows encroachments, easements or violations of governmental regulations, the same shall be treated as a Title Defect as defined below, subject to the Permitted Exceptions as defined below. The Survey shall be prepared in accordance with the minimum technical standards required by the Florida Board of Professional Land Surveyors, and shall be certified to the Purchaser, the Title Insurance Company and Seller. The legal description on the Survey for the Premises shall be substituted for the description of the Premises contained in Exhibit "A" attached hereto.

                  (c) If the Commitment or Survey reveals exceptions and/or restrictions which would materially or adversely affect The Proposed Development or which reveal that Seller does not have marketable title, then Purchaser may deliver to Seller written notice ("Purchaser's Title Notice"), on or before the forty-fifth (45th ) day following the Effective Date, specifically listing any unacceptable title defects ("Title Defects"). Title Defects that consist of

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mortgages or construction or other liens that can be cured by the payment of a liquidated amount of money will be paid or otherwise discharged by Seller at or before Closing.

                  (d) The matters shown on the Title Commitment and Survey that are not timely objected to in Purchaser's Title Notice shall hereinafter be referred to as the "Permitted Exceptions".

                  (e) On or before fourteen (14) days following receipt of Purchaser's Title Notice, Seller shall deliver written notice to Purchaser ("Seller's Title Notice") of the Title Defects (referenced in Purchaser's Title Notice or among the requirements in Schedule B-Section I of the Commitment) that Seller shall not undertake to cure. Unless Purchaser notifies Seller of its election to terminate this Agreement on or before ten (10) days after the date Purchaser receives Seller's Title Notice, then the Title Defects that Seller elects not to cure, as contained in Sellers Title Notice, shall become additional Permitted Exceptions.

                  (f) With respect to the Title Defects listed in Purchaser's Title Notice but not contained in Seller's Title Notice and any exceptions to title arising after the effective date of the Title Commitment (collectively, the "Unpermitted Exceptions"), Seller shall use reasonable efforts to eliminate such Unpermitted Exceptions.

                  (g) In the event Seller is unable to eliminate the Unpermitted Exceptions on or before thirty (30) days after delivery of Purchaser's Title Notice, Purchaser may, at its option (i) accept title subject to the Unpermitted Exceptions, without adjustment in the Purchase Price, in which event said Unpermitted Exceptions shall be deemed waived for all purposes and shall become additional Permitted Exceptions; or (ii) terminate this Agreement by a written notice to Seller and Escrow Agent, in which event Escrow Agent shall promptly return the Escrow Deposit to Purchaser and thereupon no party shall have any further rights, obligations or liabilities under this Agreement except those obligations and liabilities which survive the closing as specified herein.

         9. Taxes and Assessments: Seller shall pay or credit against the Purchase Price all delinquent real estate taxes, together with penalties and interest thereon, all certified assessments which are a lien against the Premises, or that portion thereof that is subject to the closing, as of the date of closing, both current and reassessed and whether due, or to become due and not yet payable, and all real estate taxes for years prior to the Closing, through the date of Closing. The proration of undetermined taxes shall be based on a 365-day year and on the last available tax rate and valuations, giving effect to applicable exemptions, recently voted millage, change in tax rate or valuation, whether or not officially certified. It is the intention of the Parties in making this tax proration to give Purchaser a credit as close in amount as possible to the amount which Purchaser will be required to remit for the period of time preceding the closing date hereof. Upon making the proration provided for herein, Seller and Purchaser agree that the amount so computed shall, at the request of either party, be adjusted to reflect the actual assessment and millage when available, and this agreement to adjust prorations shall survive the Closing for one (1) year. The real estate taxes and assessments referenced in this paragraph, and all other expenses and revenues of the Premises shall be prorated between the Parties as of 12:01 a.m. on the date of Closing.

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          10. Real Estate Commissions: Neither Party has contacted any real estate broker, finder or similar person in connection with the transaction contemplated hereby, except Grand Central Commercial Real Estate, Inc. ("Broker"). Purchaser shall pay to Broker at the Closing a brokerage fee (the "Commission") in accordance with a separate agreement entered into between Purchaser and Broker. By execution hereof, Broker agrees that the Commission shall be due only if, as and when the Closing occurs, and that the Commission shall not be due or payable if the Closing fails to occur for any reason whatsoever, including a default by Seller; provided, however, that if the Transaction shall not be closed because of refusal of Seller to perform and Purchaser succeeds in an action for specific performance as set forth in paragraph 16(b), then the Purchaser shall pay the Commission to Broker upon the closing required by a nonappealable judgment of specific performance against Seller. To the actual knowledge of either Party, no other brokerage fees or commissions have been paid or are due and owing to any other person other than to Broker. Seller and Purchaser each hereby agrees to indemnify, defend and hold harmless the other from any claims for any brokerage fees, commissions or similar charges with respect to this transaction, arising by, through or under the indemnifying party and each further agrees to indemnify and hold harmless the other from any loss or damage resulting from any inaccuracy in the representations contained in this paragraph. This indemnification agreement of the parties shall survive the Closing.

          11. Eminent Domain: If, prior to the date of any closing hereunder, eminent domain proceedings shall be threatened or commenced against all or any part of the Premises, Seller agrees that it shall give notice of such event to Purchaser within ten (10) days after Seller receives official notice thereof. In such event, Purchaser shall have thirty (30) days after Seller gives such notice to (a) elect to proceed with the transaction, or (b) elect to terminate this Agreement, in which event the Escrow Deposit shall be forthwith returned to Purchaser, and thereafter the parties shall have no further obligations or liabilities hereunder, except those obligations and liabilities which survive the closing as specified herein. If Purchaser fails to so exercise either option
(a) or (b) within said thirty (30) day period, Purchaser shall be deemed to have selected option (a). If option (a) applies, the Purchaser shall be entitled to receive any payments made by the condemning authority for the value of the land taken from the Premises. Except as specifically described in the preceding sentence, Seller reserves exclusively all right, title and interest, including the right to pursue any and all causes of action and damage claims and the right to receive any and all compensation or damage awards, arising from condemnation, threat of condemnation, condemnation blight, and any other damage claims arising from any condemnation action, and Purchaser hereby assigns exclusively to Seller all right, title and interest, including the right to pursue any and all causes of action and damage claims and the right to receive any and all compensation or damage awards, arising from condemnation, threat of condemnation, condemnation blight, and any other damage claims arising from any condemnation action. It is the intent of the parties that Seller be considered the "owner" for the pursuit of any and all causes of action and damage claims arising from condemnation, threat of condemnation, condemnation blight, and any other damage claims arising from any condemnation action. Further, it is the intent of the parties that the assignment and reservation set forth herein shall be deemed covenants running with the land that shall be binding upon the heirs, successors and assigns of the parties. The provisions of this paragraph 11 shall survive the Closing,

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          12.   Representations,  Warranties and Covenants of Seller: To the
best of its knowledge, Seller hereby represents, warrants and covenants to Purchaser, which representations, warranties and covenants shall be true and shall be restated at Closing:

                           (a) Seller has not received any notice of any
                  condemnation or eminent domain proceedings now pending or threatened concerning the Premises, and Seller has received no notice from any governmental agency or authority or other potential condemnor concerning right-of-way, utility or other taking which may affect the Premises.

                           (b) Except as previously provided pursuant to this
                  Agreement, there are no leases, rights of first refusal, options or other contracts affecting the Premises which are not referred to in this Agreement and, during the term of this Agreement, Seller shall not enter into any lease, right of first refusal, option of other contract affecting the Premises.

                           (c) Seller has not received any notice from any
                  governmental entity or agency alleging that the Premises contains any environmental contamination or that the Premises is the subject of any pending or threatened investigation or action relating to environmental contamination or the release of any hazardous materials.

          13. "As Is" Sale: Except as otherwise expressly provided in paragraph 12 of this Agreement, Seller does not make any representations, guaranties, promises, statements, assurances or warranties of any kind or nature whatsoever, express or implied, as to the financial condition, business, operations, assets, liabilities or prospects of the Premises or any of its operations, of any kind or nature whatsoever.

          Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Purchaser hereby acknowledges and agrees that it is purchasing the Property in the present "AS IS/WHERE IS" condition and with all defects and, unless otherwise expressly provided in this Agreement, neither Seller nor any employee or agent of Seller has made or will make, either expressly or impliedly, any representations, guaranties, promises, statements, assurances or warranties of any kind concerning any of the following matters (collectively referred to herein as the "Property Conditions"): (i) the suitability or condition of the Premises for any purpose or its fitness for any particular use, (ii) the profitability, legality and/or feasibility of owning, developing, operating and/or improving the Premises, either now or at any time hereafter, (iii) the physical condition of the Premises, including, without limitation, the current or former presence or absence of environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Premises or its current or future uses, habitability, value or desirability,
(iv) the rentals, income, costs or expenses thereof, (v) the net or gross acreage, useable or unusable, contained therein, (vi) the zoning of the Premises, (vii) the condition of title (other than as contained in the deed),
(viii) the compliance by the Premises with applicable zoning or building laws, codes or ordinances, or other laws, rules and regulations, including, without limitation, environmental and similar laws governing or relating to environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Premises or its current or future uses, habitability, value or desirability, (ix) water or utility availability or use restrictions, (x) geologic/seismic conditions, soil and terrain stability, or drainage, (xi) sewer, septic, and well systems and components, (xii) other neighborhood or Premises conditions, including schools, proximity and adequacy of law enforcement and fire protection, crime statistics, noise or odor from any sources, fills, proposed future developments, or other conditions or influences which may be significant to certain cultures or religions, or (xiii) any other past, present or future matter relating to the Premises which may affect the Premises or its current or future use, habitability, value or desirability.

          Purchaser is strongly encouraged to conduct its own inspection and investigation of the Property Conditions referred to above and is further encouraged to obtain, at its expense, expert advice as to such matters from professional inspectors and others. Purchaser acknowledges that as of Closing it has been given the full opportunity to inspect and investigate such Property Conditions to its own satisfaction or cause such an inspection and investigation by experts engaged by Purchaser. Purchaser represents to Seller that it is relying solely upon such inspections and investigations in connection with the purchase of the Premises, and not upon any express or implied representations, guaranties, promises, statements, assurances or warranties of Seller or any of Seller's employees or agents as to such Property Conditions. Purchaser also understands and agrees that it is purchasing the Premises without any obligation on the part of Seller to make any repairs, changes or alterations with respect to the Premises or any of the Property Conditions.

          To the extent that Seller is providing Purchaser with information and documents with respect to the Premises, Purchaser hereby acknowledges and agrees that this information and the materials and documents relating thereto, will be provided for their background value only, that they will not be relied upon by Purchaser or its professionals for any purpose, and that Seller has not made and will not make any representations or warranties as to the completeness, accuracy or validity of such information, materials and/or documents.

          Notwithstanding the foregoing, Seller hereby represents to Purchaser that: (a) Due and appropriate action has been taken by Seller in order to authorize this transaction and to authorize the execution of this Agreement, and
(b) Seller is not subject to any pending action under the United States Bankruptcy Code.

          14. Assignability: Purchaser may not assign its rights or obligations without Seller's prior written consent, which consent may be withheld by Seller in its sole discretion; provided, however, that Purchaser may assign its rights hereunder to a qualified intermediary or other appropriate entity in order to complete a Section 1031 exchange as contemplated under paragraph 35, below, but, in such event Purchaser shall not be relieved of or released from its obligations to Seller under this Agreement.

          15. Signage: Provided Purchaser is not in default hereunder, Seller shall permit Purchaser to erect and maintain on the Premises during the term of this Agreement one or more signs inviting parties to contact Purchaser or its agents regarding Purchaser's Proposed Development of the Premises. Such signage shall comply with the ordinances of any governmental entity having jurisdiction over the Premises and shall be removed at the cost of Purchaser should Purchaser terminate this Agreement. In the event of termination of this Agreement, Purchaser shall promptly remove such signage from the Premises.

          16.   Default:
               ---------

                  (a) If Purchaser fails to perform its pre-closing obligations hereunder and close within the time specified, and Seller is not in default, Escrow Agent shall immediately pay to Seller the Escrow Deposit, plus all interest earned thereon, as liquidated damages, consideration for the execution of this Agreement and in full settlement of any claims, whereupon all parties shall be relieved of all obligations and liabilities under the Agreement, except those obligations and liabilities which survive the closing as specified herein.

                  (b) If, for any reason other than failure of Seller to cure a title defect, Seller fails, neglects or refuses to perform its pre-closing obligations under this Agreement, then Purchaser may elect as its exclusive remedies either (a) to pursue specific performance, or (b) to have the Escrow Deposit returned to Purchaser, whereupon all parties shall be relieved of all obligations and liabilities under the Agreement, except those obligations and liabilities which survive the closing as specified herein. Purchaser and Seller agree that due to the difficulty in ascertaining damages in the event of a default by Purchaser or Seller, the amounts hereby agreed to as liquidated damages are fair and reasonable and shall not be construed as a penalty.

                  (c) If either Purchaser or Seller breaches any post-closing obligation under this Agreement, the other party shall be entitled to pursue any and all remedies available under the law.

            17. Purchaser's Covenants: Purchaser covenants to comply with all applicable laws, rules and regulations governing the Premises and agrees not to engage in any activity which would result in a permanent change to the Premises or to record any instrument affecting any portion of the Premises prior to Purchaser taking title to such Premises without Seller's prior written approval, which approval may be withheld in Seller's sole discretion. Without limiting the generality of the foregoing, Seller shall have the right to approve, in its sole discretion and in advance of any application, any change in the zoning of the Premises and any change to the DRI Master Plan or Development Order initiated by Purchaser. Purchaser shall be solely responsible for compliance with any conditions resulting from any approvals it secures pursuant to this paragraph, shall pay all costs, fees and expenses associated with such approvals and conditions, and agrees to indemnify, defend and hold Seller harmless against any claim, loss or liability related to such compliance, costs, fees and expenses. The provisions of this paragraph 17 shall survive the closing.


            18. Effective Date: For purposes of this Agreement, the term "Effective Date" shall mean and refer to the date Purchaser and Seller receive a fully executed Agreement. Notwithstanding the foregoing, if Purchaser receives the fully executed Agreement on a Friday, the Effective Date shall be the following Monday.

            19. Notices: Whenever in this Agreement it shall be required or permitted that notice be given or served by either party hereto on the other, such notice shall be in writing and shall be deemed served when either delivered in person to the following designated agents for that purpose, or actually received by the addressee. Notice shall be given either by personal delivery or by United States certified mail, postage prepaid, return receipt requested, addressed to the other party as follows:

                  If to Seller:     Brian P. Burns, Chairman
                                    Trout Creek Properties LLC
                                    c/o B F Enterprises, Inc.
                                    100 Bush St., Suite 1250
                                    San Francisco, CA 94104

                  With a copy to:   Paul Woodberry
                                    Cottage 115, Malatche Road
                                    Post Office Box 31043
                                    Sea Island, GA 31561

                  With a copy to:   Donald A. Buck
                                    Devco Development Corporation
                                    P.O. Box 271772
                                    Tampa, FL 33688

                  With a copy to:   Richard J. Salem, Esq.
                                    Salem, Saxon & Nielsen, P.A.
                                    Bank of America Plaza
                                    101 E. Kennedy Boulevard, Suite 3200
                                    Tampa, FL 33602

                  If to Purchaser:  Michael Wiggins
                                    Crescent Resources, Inc.
                                    400 South Tryon Street, Suite 1300
                                    P.O. Box 1003
                                    Charlotte, NC 28201-1003

                  With a Copy To:   John Simpson, Esq.
                                    c/o Pohl & Short
                                    P. O. Box 3208
                                    Winter Park, FL 32790

or such other addresses as Purchaser or Seller may hereinafter designate by written notice to the other Party in accordance with the provisions of this paragraph 19.

             20. Successors and Assigns: The terms of this agreement shall inure to the benefit of and be binding upon the respective heirs, successors and assigns of the parties hereto.

             21. Construction of Agreement: This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Seller and Purchaser agree that proper venue for any dispute under this Agreement shall be Hillsborough County, Florida. Whenever the singular number is used herein, the same shall include the plural where appropriate and the words of any gender shall include any other gender where appropriate. Captions contained herein are inserted only for the purpose of convenient reference, and in no way define, limit or describe the scope of this Agreement or any part hereof.

             22. Mediation: If a dispute or claim arises under this Agreement, then Seller and Purchaser shall endeavor to settle the dispute by mediation, using a mutually acceptable third party mediator, in accordance with the Model ADR Procedures: Mediation of Business Disputes (Revised 1991) of the Center for Public Resources ("CPR"), as amended and in effect on the date of this Agreement. The mediation process shall be initiated by a party giving a Notice of Request for Mediation to the other party, specifying the scope of the requested mediation. If the Parties cannot agree on a mediator within twenty
(20) days after the date of the Request for Mediation, then the parties shall request CPR to appoint a mediator and the parties hereby agree to such mediator's service. The mediator serving under this paragraph shall have familiarity, by study, or experience, with the purchase and sale of real estate. The mediator shall be fully compensated in accordance with the mediator's normal hourly per diem for all time spent on this mediation. Mediator's compensation and expenses shall be advanced equally by the Parties. The place of mediation shall be Hillsborough County, Florida, at any location as the mediator directs, having due regard of the convenience of the parties and of the mediator. All applicable statutes of limitation shall be tolled during the existence of any CPR mediation under this paragraph.

              23. Entire Agreement: This Agreement embodies the entire Agreement between Seller and Purchaser and shall not be modified, changed or altered in any respect, except in a writing, executed in the same manner as this Agreement by the Parties hereto.

              24. Invalidity: In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect, in any respect whatsoever, the validity of the remainder of this Agreement.

              25. Counterparts: This Agreement may be executed in two or more counterparts each of which shall be, and shall be taken to be, an original.

              26. Non-Business Day: In the event that any period of time as set forth in this Agreement expires or any date herein occurs on a Saturday, Sunday, holiday or other non-business day, then such date shall automatically extend to 5:00 p.m. E.S.T. on the next subsequent full business day.

              27. Time of the Essence: Time shall be of the essence with regard to each provision of this Agreement which requires performance by either Party on a specified date or within a specified time period.

              28. Duration of Offer: This Agreement shall not be binding upon the Parties until such time as both parties hereto shall have executed this Agreement. In the event this Agreement has not been so executed by the offeree, and the same has not been delivered to offeror on or before 5:00 p.m. E.S.T., on the 4th day of December, 2000, this Agreement shall be considered to be an offer made by the party first executing it to the other party and shall be deemed to have expired.

              29. Attorneys' Fees: In the event of any litigation arising out of or connected in any manner with this Agreement, the nonprevailing party shall pay the costs of the prevailing party, including its reasonable attorney and paralegal fees and expenses incurred in connection therewith through and including the costs of any appeals and bankruptcy proceedings relating thereto. This paragraph 29 shall survive the Closing or the termination of this Agreement.

              30. Architectural Approval: Purchaser acknowledges that the Premises is governed by restrictive covenants that require prior approval of any site plans and architectural elevations by an architectural control committee. Purchaser acknowledges and agrees that obtaining the approval of such architectural control committee is not a condition precedent to Closing.

              31. CDD Disclosure: THE MEADOW POINTE COMMUNITY DEVELOPMENT DISTRICT IMPOSES TAXES OR ASSESSMENTS, OR BOTH TAXES AND ASSESSMENTS, ON THIS PROPERTY THROUGH A SPECIAL TAXING DISTRICT. THESE TAXES AND ASSESSMENTS PAY THE CONSTRUCTION, OPERATION AND MAINTENANCE COSTS OF CERTAIN PUBLIC FACILITIES OF THE DISTRICT AND ARE SET ANNUALLY BY THE GOVERNING BOARD OF THE DISTRICT. THESE TAXES AND ASSESSMENTS ARE IN ADDITION TO COUNTY AND ALL OTHER TAXES AND ASSESSMENTS PROVIDED FOR BY LAW. The CDD Annual Assessments are $269,909.00 per year, and the CDD Annual Maintenance Assessments combined with the Street Light Assessments for the fiscal year commencing October 1, 2000, are $169,800.00. The current outstanding principal balance of the CDD bonds allocable to the Premises and which constitute a lien thereon is $2,038,770.00.


               32.    State Road 56 Right of Way:

                (a) The Parties acknowledge that a portion of the Premises consisting of approximately 2.30 acres located on the northern boundary line of the Premises and depicted on the SWFWMD Plans lies within the proposed future right-of-way for the extension of State Road 56 (the "SR56ROW"). Purchaser agrees that Seller, or Seller's designee, shall have the right and option, after Closing, to repurchase the SR56ROW for an amount equal to the original purchase price per square foot paid by Purchaser, plus interest on the purchase price of six percent (6%) per annum compounded annually computed from the date of Closing. For the purpose of calculating the price, a square foot calculation based on surveys shall be used. Purchaser intends to construct an access road within the SR56ROW, at its sole cost and expense to serve its project. If the Seller repurchases the property, subject to the approval of Pasco County and the Florida Department of Transportation ("FDOT"), Seller intends to make improvements to or reconstruct Purchaser's access road within the SR56ROW, at Seller's sole cost and expense, consistent with FDOT's plans and requirements for SR 56. In such event, Seller shall provide Purchaser with a nonexclusive, uninterrupted easement to continue use of the SR56ROW for the purpose of access to Purchaser's remaining property. If acquired by Seller pursuant hereto, the SR56ROW parcel shall be used only for right of way purposes.

                (b) If Seller repurchases the SR56ROW as set forth in this paragraph 32, Seller agrees, subject to FDOT approvals and requirements, to maintain the road improvements within the SR56ROW to provide access to Purchaser's property in reasonably good condition and to repair any damage to said road improvements in a timely fashion, until the Seller's road improvements are completed and dedicated to the public. Should Seller fail to repair the road improvements within thirty (30) days after receiving written notification from Purchaser, and provided that Seller agrees, in writing (which agreement shall not be unreasonably withheld or delayed), that the road improvements are in need of repair and that repairs are prudent under the prevailing circumstances, Purchaser may repair or contract to repair said road improvements on behalf of Seller and Seller shall reimburse Purchaser for all reasonable expenses incurred in connection with such repair.

                (c) If Seller repurchases the SR56ROW and constructs road improvements therein, Seller shall use its reasonable best efforts to work with Pasco County and the FDOT to maintain and preserve the then existing access and curb cuts to the Premises.

                (d) The right and option of Seller contained in this paragraph 32 shall survive the Closing and shall be valid for a period of thirty-six (36) months after the date of Closing. Seller may assign its rights and obligations contained in this paragraph 32 to such other person or entity as Seller may select so long as Seller's assignee assumes the obligations of Seller hereunder.

                (e) The terms of this paragraph 32 shall be contained in the Memorandum of Agreement referenced herein below.

         33. Merger of Claims: Purchaser acknowledges and agrees that, except as otherwise specifically set forth in this Agreement, all claims of Purchaser against Seller arising hereunder will merge into the Deed and terminate upon delivery of the Deed to Purchaser.

         34. Memorandum of Agreement: Neither this Agreement nor any memorandum hereof, shall be recorded in the public records of Pasco County, Florida. Notwithstanding the foregoing, however, the Parties shall execute and record in the public records of Pasco County a memorandum of paragraph 6(d) of this Agreement, pertaining to the rights and obligations of the Parties with regard to the DRI entitlements, and of paragraph 32 of this Agreement, pertaining to the option of Seller to repurchase a portion of the Premises.

          35. Section 1031 Exchange: Seller understands and acknowledges that a material inducement to Purchaser's entry into this Agreement is the right of the Purchaser to structure the transaction contemplated by this Agreement so as to qualify as a tax free exchange of like kind property in compliance with the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended ("Section 1031"). Seller agrees to cooperate in all reasonable respect to allow Purchaser to structure the transactions contemplated in this Agreement as like kind exchanges in compliance with the provisions of Section 1031 and the regulations promulgated thereunder (the "Regulations") and Purchaser shall be entitled to determine and designate which transactional structures permitted by
Section 1031 and the Regulations shall be used in connection with its Section 1031 exchanges. Without limiting the generality of the foregoing, Purchaser may enter into written exchange agreements or assignment agreements at any time prior to the closing with a "Qualified Intermediary" [as defined in Section 1.1031(k)-1(g)(4)(iii)] for the assignment of the rights of Purchaser under this Agreement to such "Qualified Intermediary" (each, an "Intermediary") for purposes only of its Section 1031 exchanges. The relevant Intermediary shall be designated in writing by Purchaser to Seller, and in such case Seller shall sign and deliver to Purchaser a written instruction (to be prepared by Purchaser) acknowledging the designation of the Intermediary and the assignment of the right, title and interest of Purchaser under this Agreement to the Intermediary. Upon designation of the Intermediary by Purchaser and upon the Intermediary's written assumption of the obligation of Purchaser hereunder, the Intermediary shall be substituted as Purchaser of the Premises under this Agreement. In such case, Seller agrees to convey title to the Premises to any party designated in writing to the Seller by the Intermediary and to render the performance of all Seller's obligations under this Agreement to the Intermediary, subject to the requirements of this Agreement. Purchaser shall bear any and all costs attributable to Purchaser's election to close these transactions as Section 1031 exchanges, and Seller shall not bear any cost or expense in excess of its responsibilities under a direct two-party conveyance. Purchaser's qualification of the transactions contemplated by this Agreement as Section 1031 tax free exchanges is not a condition precedent to Purchaser's obligation to close these transactions. However, any such designation, assignment or transfer to any Intermediary, or any party designated by the Intermediary, shall not release Purchaser from its obligations under the terms and conditions of the Agreement.


         (REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set out below.

Signed, sealed and delivered                 PURCHASER:
in the presence of:                          CRESCENT RESOURCES, INC.


/s/ Robert S. Kirby                          By: /s/ Michael Wiggins
----------------------------                     -----------------------------
(Witness Signature)
Print Name: Robert S. Kirby                  Its: Vice President

/s/ Kathleen Palmer                          Date: 11-29-00
----------------------------
(Witness Signature)
Print Name: Kathleen Palmer



Signed, sealed and delivered                 SELLER:
in the presence of:                          TROUT CREEK PROPERTIES LLC,
                                             A Delaware Limited Liability
                                             Company


/s/ Mrs. M.E. Headley                       By: /s/ Brian P. Burns
---------------------------                     -----------------------------
(Witness Signature)
Print Name: Mrs. M.E. Headley               Its: Chairman and President

/s/ E.C. Burns                              Date: 29 Nov. 2000
---------------------------
(Witness Signature)
Print Name: Mrs. Eileen C. Burns


         The following real estate broker hereby executes this Agreement for the purpose of acknowledging its agreement with the terms of paragraph 10 hereof.

Signed, sealed and delivered                 GRAND CENTRAL COMMERCIAL
in the presence of:                          REAL ESTATE, INC.


/s/ John B. Gibbons                         By: /s/ Edward F. Giunta
---------------------------                     ---------------------------
(Witness Signature)
Print Name: John B. Gibbons                 Its: President

/s/ Zulma E. Rosa                           Date: 12/4/00
---------------------------
(Witness Signature)

Print Name: Zulma E. Rosa